Exhibit 3.2

Number 471594
Certificate of Incorporation
I hereby certify that
COOPER INDUSTRIES PUBLIC LIMITED COMPANY
is this day incorporated under
the Companies Acts 1963 to 2006,
and that the company is limited.
Given under my hand at Dublin, this
Thursday, the 4th day of June, 2009
/s/ Pat Daly
for Registrar of Companies